EXHIBIT 99

Empire Petroleum Increases Revolver Loan Facility with Equity Bank to

$20 Million in Support of Strategic Growth Initiatives

•	Amended current revolver commitment from $10 Million to $20 Million
•	Initially provides additional financial capacity of over $11 Million

TULSA, OK – (November 22, 2024) – Empire Petroleum Corporation (NYSE American: EP) (“Empire” or the “Company”) today announced that it has entered into an amendment to its Revolver Loan Agreement with Equity Bank (Equity Bancshares, Inc. NYSE: EQBK), increasing the total principal commitment to $20.0 million, up from an initial $10.0 million through December 29, 2026. Currently, Empire has approximately $8.4 million borrowed on the $20.0 million facility.

The loan is secured by assets from two of the Company’s subsidiaries, Empire North Dakota, LLC, and Empire ND Acquisition, LLC. The increase highlights Empire’s strong operational and financial progress, supported by ongoing strategic initiatives, including the successful completion of an oversubscribed $10.0 million rights offering earlier this year.

“I would like to express my appreciation to Equity Bank’s energy team for their continued support,” said Mike Morrisett, President and CEO. “This revolver increase provides us with additional financial resources to further execute our North Dakota development, drive growth, and deliver value to our shareholders.”

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, uncertainties associated with legal and regulatory matters, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACTS

Empire Petroleum Corporation

Mike Morrisett

President & CEO

539-444-8002

Info@empirepetrocorp.com

Kali Carter

Communications & Investor Relations Manager

918-995-5046

IR@empirepetrocorp.com